Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2022 Third Quarter;
Reaffirms Fiscal 2022 Guidance
DALLAS (August 3, 2022) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its third fiscal quarter ended June 30, 2022.

Highlights
•Earnings per diluted share was $5.12 for the nine months ended June 30, 2022; $0.92 per diluted share for the third fiscal quarter.
•Consolidated net income was $702.8 million for the nine months ended June 30, 2022; $128.5 million for the third fiscal quarter.
•Capital expenditures totaled $1.7 billion for the nine months ended June 30, 2022, with approximately 87 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2022 is expected to be in the range of $5.50 to $5.60.
•Capital expenditures are expected to be in the range of $2.4 billion to $2.5 billion in fiscal 2022.
•The company's Board of Directors has declared a quarterly dividend of $0.68 per common share. The indicated annual dividend for fiscal 2022 is $2.72, which represents an 8.8% increase over fiscal 2021.

"Third quarter results were in line with our expectations and reflect the continued dedication, focus and effort of all 4,700 employees to execute our strategy and safely provide natural gas service to over three million customers in 1,400 communities," said Kevin Akers, President and Chief Executive Officer of Atmos Energy, "Based on our year-to-date performance, we continue to believe fiscal 2022 earnings will be within our earnings guidance range of $5.50 to $5.60 per diluted share."

Results for the Three Months Ended June 30, 2022
Consolidated operating income increased $21.2 million to $154.6 million for the three months ended June 30, 2022, from $133.4 million in the prior-year quarter. Refunds of excess deferred income taxes reduced operating income by $20.8 million quarter over quarter, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $42.0 million due to rate outcomes in both segments, continued customer growth, increased consumption in our distribution segment and lower operations and maintenance expense, partially offset by increased depreciation and property tax expenses.
Distribution operating income decreased $2.0 million to $66.1 million for the three months ended June 30, 2022, compared with $68.1 million in the prior-year quarter. Refunds of excess deferred taxes reduced operating income by $20.8 million quarter over quarter. Key operating drivers for this segment include a net $30.5 million increase in rates, a $2.6 million increase due to net customer growth, a $3.3 million increase in consumption, net of our weather normalization adjustments (WNA) and a $1.8 million decrease in other operation and maintenance expense primarily due to lower bad debt expense in the current-year quarter, partially offset by a $13.7 million increase in depreciation and property tax expenses and a $5.0 million increase in system maintenance expense.
Pipeline and storage operating income increased $23.3 million to $88.5 million for the three months ended June 30, 2022, compared with $65.3 million in the prior-year quarter. Key operating drivers for this segment include a $21.0 million increase in rates due to the GRIP filings approved in fiscal 2021 and 2022 and a $6.1 million decrease in system maintenance expense, partially offset by a $4.5 million increase in depreciation and property tax expenses due to increased capital investments.
Results for the Nine Months Ended June 30, 2022
Consolidated operating income increased $1.6 million to $815.6 million for the nine months ended June 30, 2022, compared to $814.0 million in the prior year. Refunds of excess deferred income taxes reduced operating income by $102.8 million year over year, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $104.4 million due to rate outcomes in both segments and customer growth in our distribution segment, partially offset by lower weather and consumption in our distribution segment, lower thru-system revenue in our pipeline and storage segment and increased operations and maintenance, depreciation and property tax expenses.
Distribution operating income decreased $13.0 million to $567.9 million for the nine months ended June 30, 2022, compared with $580.9 million in the prior-year period. Refunds of excess deferred taxes reduced operating income by $89.5 million year over year. Key operating drivers for this segment include a $122.6 million increase in rates, and customer growth of $13.2 million partially offset by a $13.1 million decrease in consumption, net of WNA, a $15.2 million increase in operation and maintenance expense driven primarily by higher pipeline maintenance costs and other administrative costs, partially offset by lower bad debt expense in the current-year quarter and a $34.8 million increase in depreciation and property tax expenses associated with increased capital investments.
Pipeline and storage operating income increased $14.6 million to $247.7 million for the nine months ended June 30, 2022, compared with $233.1 million in the prior year. Refunds of excess deferred income taxes decreased operating income by $13.3 million year over year. Key operating drivers for this segment include a $49.4 million increase from our GRIP filings approved in fiscal 2021 and 2022, partially offset by a $7.3 million increase in system maintenance, an $11.1 million increase in depreciation and property tax expenses due to increased capital investments and a $2.4 million decrease in through system revenues.

Capital expenditures increased $368.0 million to $1.7 billion for the nine months ended June 30, 2022, compared with $1.4 billion in the prior year, due to increased system modernization and expansion spending.
For the nine months ended June 30, 2022, the company generated operating cash flow of $929.3 million, compared to $930.1 million excluding the $2.1 billion incurred in the prior-year period for gas costs incurred during Winter Storm Uri. The year-over-year decrease primarily reflects the refund of excess deferred tax liabilities and working capital changes, mostly offset by the timing of gas cost recoveries and the positive effects of successful rate case outcomes achieved in fiscal 2021.
Our equity capitalization ratio at June 30, 2022 was 53.8%, compared with 51.9% at September 30, 2021, due to the issuance of $600 million of 2.85% senior notes in October 2021 and $200 million of 2.625% senior notes in January 2022, partially offset by $675.3 million in equity issuances under our forward equity agreements. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 61.7% at June 30, 2022.
Conference Call to be Webcast August 4, 2022
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2022 third quarter financial results on Thursday, August 4, 2022, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended June 30
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$773,311	$558,750
Pipeline and storage segment	183,412	162,987
Intersegment eliminations	(140,294)	(116,184)
	816,429	605,553
Purchased gas cost
Distribution segment	390,559	202,050
Pipeline and storage segment	(1,347)	691
Intersegment eliminations	(140,053)	(115,871)
	249,159	86,870
Operation and maintenance expense	182,325	184,470
Depreciation and amortization	134,231	119,348
Taxes, other than income	96,127	81,475
Operating income	154,587	133,390
Other non-operating income	13,263	5,887
Interest charges	26,190	20,962
Income before income taxes	141,660	118,315
Income tax expense	13,113	15,904
Net income	$128,547	$102,411

Basic net income per share	$0.92	$0.78
Diluted net income per share	$0.92	$0.78
Cash dividends per share	$0.680	$0.625
Basic weighted average shares outstanding	139,881	131,358
Diluted weighted average shares outstanding	140,227	131,486

	Three Months Ended June 30
Summary Net Income by Segment (000s)	2022	2021
Distribution	$57,401	$53,289
Pipeline and storage	71,146	49,122
Net income	$128,547	$102,411

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Nine Months Ended June 30
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$3,356,279	$2,718,074
Pipeline and storage segment	510,077	476,868
Intersegment eliminations	(387,322)	(355,836)
	3,479,034	2,839,106
Purchased gas cost
Distribution segment	1,881,212	1,304,269
Pipeline and storage segment	(3,075)	(440)
Intersegment eliminations	(386,437)	(354,890)
	1,491,700	948,939
Operation and maintenance expense	504,787	479,488
Depreciation and amortization	395,461	353,269
Taxes, other than income	271,506	243,376
Operating income	815,580	814,034
Other non-operating income	27,178	14,793
Interest charges	74,969	69,068
Income before income taxes	767,789	759,759
Income tax expense	65,034	142,916
Net income	$702,755	$616,843

Basic net income per share	$5.13	$4.77
Diluted net income per share	$5.12	$4.77
Cash dividends per share	$2.04	$1.875
Basic weighted average shares outstanding	136,799	129,185
Diluted weighted average shares outstanding	137,055	129,229

	Nine Months Ended June 30
Summary Net Income by Segment (000s)	2022	2021
Distribution	$505,823	$439,317
Pipeline and storage	196,932	177,526
Net income	$702,755	$616,843

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	June 30,	September 30,
(000s)	2022	2021
Net property, plant and equipment	$16,556,603	$15,063,970
Cash and cash equivalents	328,075	116,723
Accounts receivable, net	375,257	342,967
Gas stored underground	223,993	178,116
Other current assets	2,354,526	2,200,909
Total current assets	3,281,851	2,838,715
Goodwill	731,257	731,257
Deferred charges and other assets	1,085,773	974,720
	$21,655,484	$19,608,662

Shareholders' equity	$9,268,171	$7,906,889
Long-term debt	5,759,164	4,930,205
Total capitalization	15,027,335	12,837,094
Accounts payable and accrued liabilities	397,058	423,222
Other current liabilities	660,629	686,681
Current maturities of long-term debt	2,201,430	2,400,452
Total current liabilities	3,259,117	3,510,355
Deferred income taxes	1,936,658	1,705,809
Regulatory excess deferred taxes	425,960	549,227
Deferred credits and other liabilities	1,006,414	1,006,177
	$21,655,484	$19,608,662

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Nine Months Ended June 30
(000s)	2022	2021
Cash flows from operating activities
Net income	$702,755	$616,843
Depreciation and amortization	395,461	353,269
Deferred income taxes	40,899	144,195
Other	(15,941)	378
Change in Winter Storm Uri long-term regulatory asset	—	(2,088,536)
Changes in other assets and liabilities	(193,858)	(184,616)
Net cash provided by (used in) operating activities	929,316	(1,158,467)
Cash flows from investing activities
Capital expenditures	(1,726,039)	(1,357,960)
Debt and equity securities activities, net	3,594	(2,363)
Other, net	7,876	8,006
Net cash used in investing activities	(1,714,569)	(1,352,317)
Cash flows from financing activities
Proceeds from issuance of long-term debt, net of premium/discount	798,802	2,797,346
Net proceeds from equity issuances	675,320	460,678
Issuance of common stock through stock purchase and employee retirement plans	11,670	12,121
Repayment of long-term debt	(200,000)	—
Cash dividends paid	(279,256)	(241,260)
Debt issuance costs	(8,196)	(14,288)
Other	(1,735)	—
Net cash provided by financing activities	996,605	3,014,597
Net increase in cash and cash equivalents	211,352	503,813
Cash and cash equivalents at beginning of period	116,723	20,808
Cash and cash equivalents at end of period	$328,075	$524,621

	Three Months Ended June 30		Nine Months Ended June 30
Statistics	2022	2021	2022	2021
Consolidated distribution throughput (MMcf as metered)	79,314	76,128	376,754	395,841
Consolidated pipeline and storage transportation volumes (MMcf)	146,422	153,166	411,884	428,331
Distribution meters in service	3,430,476	3,387,451	3,430,476	3,387,451
Distribution average cost of gas	$8.69	$4.89	$7.33	$4.73
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